Exhibit 10.20

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that Ace Green treats as private or confidential. The redaction of such information is indicated by [***].

ACE RECYCLING PTE LTD

MASTER OFFTAKE AGREEMENT

THIS MASTER OFFTAKE AGREEMENT is made on June 4, 2025 (including the schedules and annexes hereto, all of which form a part hereof, this “Master Offtake Agreement” and hereinafter also called the “Agreement”).

BETWEEN:	The Owens Group (WA) Pty Ltd
10 McCook Street, Forrestdale
Western Australia,6112

(hereinafter called “Seller” and “Enecell”)

AND:	ACE RECYCLING PTE LTD
600 North Bridge Road, #11-08,
Parkview Square, Singapore 188778

(hereinafter called “Off taker/Marketer” and “Ace”)

each hereinafter called “Party” and together hereinafter called “Parties”

WHEREAS, Ace is a technology solution provider for the recycling of Lithium and Lead Batteries and Offtaker/Marketer of battery materials and other commodities; and

WHEREAS, ENECELL produces and/or will produce certain Products (as defined below); and

WHEREAS, ENECELL and its Affiliates (collectively, the “Sellers”) wish to sell to Ace and/or its Affiliates, and Ace wishes to offtake and/or /market (and/or cause its Affiliates to purchase) from the Sellers, 100% of the Sellers’ annual production of such Products during the Term at the ENECELL facilities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS:

1.1.	“ENECELL Facility” means the operating facilities owned by Seller or any of its Affiliates where Products are produced by the Seller or its Affiliates in Australia and any other facility where Products are produced by the Seller or its Affiliates during the Term that the Parties expressly agree should be subject to this Agreement. Parties shall amend this Agreement to the extent necessary to reflect the projected nameplate capacities and the amount of the Product Seller (and/or its Affiliates) shall deliver to Offtaker/Marketer (and/or its Affiliates) under this Agreement and the Subject Purchase Agreements, collectively.

1.2.	“Ace Opt Out Rights” means the right of Ace to terminate this Agreement in the event of:

●	A change of control in Enecell’s ownership resulting in a third party acquiring a majority interest, where such change materially impacts the commercial basis of this Agreement, and the incoming party does not agree to uphold the terms and commercial intent of this Agreement; or

●	Any material breach by Enecell of its obligations under this Agreement that remains uncured for ninety (90) days following written notice by Ace.

1.3.	“Affiliate” means, with respect to any specified individual or entity (a “Person”) or entity, any other or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or entity.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

1.4.	“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Singapore.

1.5.	“By-Products” means any saleable materials produced during the production of the Product and or originating from the production of the Product.

1.6.	“Day” means a calendar day.

1.7.	“Delivery Point” means for Products and By-Products produced in any ENECELL facility, a mutually agreed delivery term as per Incoterms and delivery point, which shall be set forth in each respective Subject Purchase Agreement.

1.8.	“Dollars” and “US$” “USD” means the lawful currency for the time being of the United States of America and in respect of all payments to be made under this Master Offtake Agreement in Dollars, means immediately available, freely transferable funds.

1.9.	“End Customer” means any customer to which Offtaker/Marketer sells the Product purchased from Seller hereunder.

1.10.	“Enecell Opt Out Rights” means the right of Enecell to terminate this Agreement in the event of:

a) Material poor service by Ace, defined as Ace’s inability to secure product approvals from end users resulting in Enecell being unable to sell inventory for a continuous period of at least three (3) months, provided that Enecell has fulfilled all its commercial and quality obligations under this Agreement, including but not limited to:

●	Meeting agreed product specifications and quality standards,

●	Timely delivery of products,

●	Providing necessary supporting documentation required by end customers, and

●	Complying with any legal or regulatory requirements necessary for the sale or export of the product.

b) A change in the equity control of Ace Green Recycling, resulting in a change of the controlling shareholder(s).

c) Any material breach by Ace of its obligations under this Agreement that remains uncured for ninety (90) days following written notice by Enecell.

1.11.	Unless expressly excluded elsewhere, this term shall include all valuable input materials, intermediate products, and final products derived from the cleaning, recycling, or other processing of lead-acid batteries at the ENECELL Facilities. This includes, without limitation:

- Lead Metallics and Grids (both clean and unclean);

- Lead paste (both clean and unclean);

- Lead ingots (Pure Lead, Remelted Lead, Lead Bullions or any other form of refined or unrefined lead metal);

- Lead Alloy (Master Alloy or any other Lead Alloys);

- Lead sheets or any other shape, form, or configuration of lead metal whether refined or unrefined

1.12.	“INCOTERMS 2020®” shall mean the International Chamber of Commerce’s official rules for the interpretation of trade terms known as INCOTERMS 2020 or as later amended or replaced.

1.13.	“Month” means a calendar month.

1.14.	“MT” means a metric ton, a unit of weight equal to 1’000 kilograms or 2’204.62 lbs.

1.15.	“Nameplate Capacity” means the Seller’s current internal projected nameplate capacities (which are subject to change) for the ENECELL facilities are indicated on Attachment A, attached hereto and incorporated by reference herein.

1.16.	“Person” has the meaning set forth in the definition of “Affiliate”.

1.17.	“Product” shall have the meaning ascribed to it under Clause 1.9 of this Agreement

1.18.	“Specifications” has the meaning set forth in Clause 4.1.

1.19.	“Subject Purchase Agreement” shall have the meaning set forth in Clause 3.3 hereof.

1.20.	“Term” means the time period as defined in Clause 2

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

1.21.	“Marketing fees” shall refer to the compensation paid by the seller to the offtaker/marketer for the sales of the seller’s products and by products, as well as fees associated with the promotion of said products and by products to end users.”

1.22.	“Transaction Costs” shall mean all reasonable costs, losses, or damages incurred by the Offtaker/Marketer in connection with the purchase, transportation, transactional financing, and resale of the Products to the Offtaker/Marketer’s End Customer. These shall include, without limitation:

1.22.1.	Transportation-related costs, including but not limited to all freight charges, demurrage, dead freight, charter hire, and any other amounts payable under charter parties or other agreements related to vessels carrying the Products, as well as costs for inspection of such vessels;

1.22.2.	EPA/TFS-related compliance costs, including all documentation and approvals, which shall be promptly managed by the Seller as required;

1.22.3.	Port charges incurred at both the loading and discharge ports;

1.22.4.	Costs of inspection, supervision, testing, or analysis of the Products;

1.22.5.	Insurance premiums and related costs associated with the Products;

1.22.6.	Taxes, duties, levies, or other charges, whether assessed on the Products, freight, or otherwise;

1.22.7.	Losses, claims, damages, or third-party expenses, including legal fees, arising in connection with the Products, their transportation, or resale;

1.22.8.	Hedging costs and expenses, where hedging is requested by the Seller or deemed necessary by the Offtaker/Marketer;

1.22.9.	Financing charges, including interest, fees, and expenses related to letters of credit or any other financial instruments utilized in connection with the transaction;

1.22.10.	Any other reasonable and relevant costs or expenses directly attributable to the purchase, transport, or resale of the Products.

Provided, further, that the specific manner in which Transaction Costs shall be allocated or charged to the Seller shall be further detailed and agreed upon in the applicable Subject Purchase Agreement.

2.	DURATION OF THIS MASTER OFF TAKE AGREEMENT

This Master Offtake Agreement shall, unless earlier terminated in accordance with the termination provisions set forth herein, commence on the date hereof (the “Effective Date”) and shall continue in full force and effect until the later to occur of:

(i) ten (10) years from the Production Startup Date (the “Initial Term”), or

(ii) such later date as agreed between the Parties in writing.

Following the Initial Term, this Master Offtake Agreement shall automatically renew for additional successive periods of five (5) years each (each, a “Subsequent Term”), unless either Party provides written notice of non-renewal to the other Party at least three hundred sixty-five (365) days prior to the expiration of the Initial Term or the then-current Subsequent Term, as applicable.

Notwithstanding the foregoing, either Party may terminate this Agreement at any time by providing ninety (90) days’ written notice to the other Party if it exercises its respective opt-out rights under this Agreement:

●	Enecell may terminate by exercising its Enecell Opt Out Rights, and

●	Ace may terminate by exercising its Ace Opt Out Rights.

Transition Obligations:

During the ninety (90) day notice period prior to termination, both Parties shall act in good faith to fulfill all ongoing obligations, including but not limited to:

●	Completing any committed or in-progress shipments;

●	Ensuring continuity of supply and payments;

●	Facilitating document transfer as reasonably necessary; and

●	Minimizing any disruption to customers or counterparties.

All obligations accrued up to the effective date of termination shall survive, including without limitation any outstanding payment, delivery, or compliance obligations under this Agreement.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

3.	QUANTITY; SUBJECT PURCHASE AGREEMENTS

3.1	Quantity:

Subject to the terms and conditions of this Master Offtake Agreement, the Seller shall sell and deliver to the Offtaker/Marketer, and the Offtaker/Marketer shall purchase and take delivery from the Seller, one hundred percent (100%) of the Products produced at the ENECELL Facilities during the Term, with such deliveries to occur on a monthly basis.

-	In the event that the Seller is approached by any potential customer, or the Seller initiates contact with any such customer regarding the Products, the Seller shall promptly redirect such inquiry or engagement to the Offtaker/Marketer (Ace) for further handling and execution.

-	In case of domestic sales in Australia, the Offtaker/Marketer (Ace) may, at its discretion and from time to time, assign sales or deliveries of the Products to alternative counterparties in order to comply with local Australian GST or regulatory requirements.

3.2	Forecasting of quantities:

Within Seven (7) days of the commencement of each calendar quarter of each Contractual Year during the Term, Seller shall provide to the Offtaker/Marketer a written forecast of the quantities of each Product it expects to produce in each month with respect to each ENECELL Facilities for the remainder of the Term.

Further, Offtaker/Marketer and Seller shall schedule and facilitate attendance by the relevant representatives of each Party on a quarterly and annual basis for quarterly and annual forecasting and production planning purposes with respect to the ENECELL Facilities, including planned volumes of Product for the subsequent quarter and year. Such forecasting and production planning should also be documented in writing and provided to the Offtaker/Marketer upon conclusion of such meeting.

3.3	Negotiation and conclusion of Subject Purchase Agreement:

With respect to each Product produced by the ENECELL facilities during the Term and/or forecasted to be produced during the next calendar year, Seller and Offtaker/Marketer shall enter into purchase provided Seller has submitted all relevant commercial information and any other information requested by Offtaker/Marketer, with respect to such Product that shall include material commercial terms mutually agreed by the Parties, including as to the required quality specifications of such Products, product warranties with respect thereto, the treatment of any Products, delivery locations, quantities, delivery schedules, pricing, quotational periods, and payment terms, in form as per Appendix I to this Contract (any such agreement, a “Subject Purchase Agreement”).

Each Subject Purchase Agreement shall be governed by and subject to the terms and conditions of this Master Offtake Agreement. In the event of any conflict between the Subject Purchase Agreement and this Master Offtake Agreement, the relevant provision of this Master Offtake Agreement will prevail unless the Subject Purchase Agreement expressly states the provisions of the Master Offtake Agreement that it is intended to supersede.

4.	SUPPLY, QUALITY AND MEASUREMENT

4.1	Delivery of Products and Off-spec Products

The quality specifications (the “Specifications”) for each Product shall be set forth in the applicable Subject Purchase Agreement for such Product.

Without limiting the foregoing, Offtaker/Marketer and Seller shall agree on an inspection procedure, at Seller’s cost, in accordance with the industry standard for such Product, as part of the Subject Purchase Agreement which may include: the Offtaker/Marketer’s right to inspect Products either at the Seller’s Facility or upon receipt; and to reject Products which do not conform to the specifications and requirements set forth in this Master Offtake Agreement or the applicable Subject Purchase Agreement and where Offtaker/Marketer and Seller are unable to reasonably reach a commercial agreement on price for offtake of such off spec materials. All costs and damages incurred by Offtaker/Marketer as a result of rejections made under the provisions hereof shall be paid by Seller and Offtaker/Marketer may return such Products at Seller’s expense. All Products shall remain subject to Offtaker/Marketer’s inspection as per terms of the Subject Purchase Agreement notwithstanding Offtaker/Marketer’s payment for the Products.

In the event that Offtaker/Marketer requires a sample of any Product to assist it in connection with the on-sale of the Product (including for the purposes of obtaining supply chain qualification of the Product), Offtaker/Marketer may request such sample at any time and Seller shall comply with Offtaker/Marketer’s request as long as sample deliveries are within reasonable size and costs, otherwise, Offtaker/Marketer and Seller may consider sharing Seller’s costs of providing samples, and provided shipment of samples is legal.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

4.2	SDS:

The Seller will ensure that the Products are delivered with a Safety Data Sheet (SDS) and all other safety/hazardous goods documentation/ declarations such that the Products can be readily on-sold globally by the Offtaker/Marketer. Offtaker/Marketer shall keep Seller updated on requirements providing Seller with reasonable time and support to provide such documentation.

5.	DELIVERY AND DELIVERY TERMS

The Products shall be delivered to the Offtaker/Marketer in accordance with a mutually agreed delivery schedule set forth in the applicable Subject Purchase Agreement for such Product.

All sales pursuant to this Master Offtake Agreement shall be made on the basis of a mutually agreed delivery term as per Incoterms and point of delivery, which shall be set forth in each respective Subject Purchase Agreement.

Packaging: to be a method that is generally accepted by the industry for the Products and includes all applicable classifications (e.g. UN Dangerous goods classification).

6.	TITLE AND RISK OF LOSS

6.1	Title:

The title to and ownership of the Products shall pass from Seller to Offtaker/Marketer in accordance with the terms and conditions of the applicable Subject Purchase Agreement.

6.2	Risk:

The risk of loss or damage to the Products shall pass to Offtaker/Marketer in accordance with the INCOTERMS 2020® and the delivery term set forth in the applicable Subject Purchase Agreement.

7.	PRICE

7.1	Provisional Price:

In the event the parties agree to apply a Provisional Price to any Product, the provisional price shall be as set forth in the applicable Subject Purchase Agreement.

7.2	Final Price:

The Final Price for each delivery of Products shall be calculated in accordance with the applicable Subject Purchase Agreement.

7.3	Marketing Fees:

In the event that the Seller and Offtaker/Marketer are unable to mutually agree on a price for the sale of the Products, the Seller may independently proceed with the sale of the Products to the End Customer. However, in such cases, the Seller shall pay to the Offtaker/Marketer (Offtaker) a marketing fee in consideration of the Offtaker/Marketer’s market development efforts and customer relationship management.

The marketing fee shall be calculated as [***] percent ([***]%) of the Sales Value (in USD/MT), subject to a minimum of USD [***] (US$[***]) per metric ton. This fee shall be payable within [***] days from the date of receipt of payment from the End Customer, and shall be accompanied by reasonable supporting documentation evidencing the transaction and applicable sales value.

In case the Buyer & Seller agree on a financing arrangement, terms of such financing shall be in addition to the aforementioned terms mentioned Market Fees.

7.4	Offtaker/Marketer’s Right to Match:

The Offtaker/Marketer has the right to match commercial terms offered by an End Customer and purchase the Products for its own consumption or to trade such Products to other third parties of Offtaker/Marketer’s choice. In this event, the Offtaker/Marketer must inform the Seller of their intention within seven (7) business days of receiving the final commercial offer from the End Customer Offtaker/Marketer will forego its Marketing Fees in such an instance.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

7.5	Changes in Quotations:

In the event that LME, Metals Week (or any specifically named publication and/or its industry accepted equivalent) ceases to publish or changes the basis to calculate relevant reference price for determining the reference price specified in this Master Offtake Agreement or any applicable Subject Purchase Agreement, Seller and Offtaker/Marketer shall meet with a view to agreeing on revising the pricing structure or seeking an alternative publication or reference price. The basic objective of such meeting will be to secure continuity of fair pricing. If the parties fail to reach an agreement within thirty (30) days from the notification date by either Party then the other Party shall refer the determination of the substitute publication or reference price to final determination by arbitration pursuant to this Master Offtake Agreement. During any period in which no reference price has been agreed to by the parties or determined by a court of competent jurisdiction, the provisional price shall be set by Offtaker/Marketer in its reasonable good faith discretion.

8.	QUOTATIONAL PERIOD

The applicable Quotational Period(s) with respect to each Products (and their respective payable metals) shall be as set forth in the applicable Subject Purchase Agreement.

9.	PAYMENT

The payment terms for the Products shall be as set forth in the applicable Subject Purchase Agreement.

10.	TAXES AND DUTIES

Unless otherwise provided herein or in any Subject Purchase Agreement, Offtaker/Marketer shall be responsible for all taxes, fees, duties and charges imposed by law on Offtaker/Marketer, and Seller shall be responsible for all taxes, fees, duties and charges imposed by law on Seller.

11.	QUALITY & WEIGHT

The applicable procedures for the inspection, weighing, sampling, moisture determination, and assaying of Products shall be as set forth in the applicable Subject Purchase Agreement.

12.	TOTAL AND PARTIAL LOSS

If applicable, in the event of total or partial loss of and/or total or partial damage to the Products after risk of the Products has passed over from Seller to Offtaker/Marketer (as set out in Clause 6. TITLE AND RISK OF LOSS), final settlement shall be based on the weights and in accordance with the terms of this Master Offtake Agreement and the applicable Subject Purchase Agreement.

13.	CONFIDENTIALITY

The contents of this Master Offtake Agreement and each Subject Purchase Agreement are confidential. Each Party represents and undertakes that they will keep confidential any information concerning the other Party or its business, which the other Party informs them is confidential or which a reasonable person receiving that information in the same circumstances would regard as being confidential (“Information”) and not share it with or disclose it to any other party, unless the Information is shared with a third party pursuant to a duly executed confidentiality agreement, or unless otherwise agreed in writing between the Parties to this Master Offtake Agreement.

Notwithstanding the above, each Party acknowledges that the Information may be used by the other Party, its subsidiaries, and third parties in connection with the administration of the Parties’ relationship (e.g., credit risk, compliance) or as otherwise required by applicable laws or regulation.

Moreover, neither Party shall be restricted from disclosing the existence of this Agreement to third parties, subject to the other Party’s prior written approval. By entering into this Agreement, the Parties acknowledge and agree that: (a) reasonable press releases relating to this Agreement may be prepared and issued by either Party (with the reasonable consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed); and (b) upon signing of this Agreement (and/or any future Subject Purchase Agreement), if requested by Seller, Offtaker/Marketer shall provide its redacted version of such signed document to be included in Seller’s due diligence data room which will be subject to review by third parties having signed confidentiality agreements in form and substance customary for access to due diligence data rooms. Any sharing of unredacted version of this Agreement (and/or any Subject Purchase Agreement), shall be subject to a tripartite non-disclosure agreement between the Offtaker/Marketer, the Seller and applicable receiving party.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

14.	NON-CIRCUMVENTION:

The seller hereby agrees not to directly or indirectly engage in any business transactions, deals, agreements, or contracts with any third party introduced by the Offtaker/Marketer, without the prior written consent of the Offtaker/Marketer, during the term of this agreement.

The Seller acknowledges and agrees that any introductions, contacts, or business relationships facilitated by Offtaker/Marketer are made in the strictest confidence, and Seller shall not attempt to bypass, avoid, or circumvent the Offtaker/Marketer to pursue any business or financial gains with such third parties independently.

15.	EXCLUSIVITY:

The Parties agree that during the term of this agreement, Seller shall not directly or indirectly enter into any agreement or arrangement or engage in any activity with any third party for the provision of marketing, promotion and sales of the products and services that are the subject of this agreement, without the prior written consent of Offtaker/Marketer.

Seller agrees not to solicit or engage any third party to provide marketing, promotion and sales of the products that would compete with or be similar to those provided by Offtaker/Marketer under this agreement.

The Seller further agrees that all sales, whether local or overseas, shall be conducted through the Offtaker/Marketer, unless the Offtaker/Marketer declines to participate in such sales.

16.	INCOTERMS

Unless otherwise specified herein, INCOTERMS 2020® shall be applicable for the execution of this Master Offtake Agreement and each Subject Purchase Agreement. Where any terms in this Master Offtake Agreement (or any applicable Subject Purchase Agreement) are contrary to the comparative Incoterm, the terms of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall prevail.

17.	ASSIGNMENT/NOVATION

Offtaker/Marketer may assign or transfer or purport to assign or transfer any of its rights or obligations under this Master Offtake Agreement (or any Subject Purchase Agreement) to its nominated affiliates. Such Assignment/Novation by shall be subject to prior successful completion of the KYC (“Know Your Customer”) process in effect at the time of Assignment/Novation for that Assignee/Novatee, if applicable.

18.	AMENDMENTS

No amendment of this Master Offtake Agreement (or any Subject Purchase Agreement) shall be effective unless made in writing and signed by authorized representatives of both Parties.

19.	SEVERABILITY

In the event any provision of this Master Offtake Agreement (or any Subject Purchase Agreement) is or becomes unenforceable under applicable law, such provision shall be modified or limited in its effect to the extent necessary to cause it to be enforceable. Otherwise such provision shall be severed and the remaining provisions of this Master Offtake Agreement (or applicable Subject Purchase Agreement) shall continue in full force.

20.	NOTICES

Any notice given by either of the Parties hereto to the other under this Master Offtake Agreement (or any Subject Purchase Agreement) shall be in writing and shall be sent by registered mail or courier or in email attachment and shall be directed to the address of the recipient set forth below and to the attention of the respective persons. Any such notices shall be effective (a) in the case of registered mail or courier at the time of delivery (pursuant to the delivery receipt), or (b) in the case of email, at the time of transmission or on the immediately following Business Day if time of transmission is outside normal business hours at the place of receipt. A Party shall notify a change of address to the other Party under this clause.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

If to Offtaker/Marketer:

ACE RECYCLING PTE LTD.

600 North Bridge Road, #11-08,

Parkview Square, Singapore 188778

Attention: Siddharth Roy

Email: siddharth.roy@ace-green.com

If to Seller:

The Owens Group (WA) Pty Ltd

10 McCook Street, Forrestdale Western Australia,6112

Email: paulowens17@gmail.com

21.	COMPLIANCE CLAUSE

Each Party warrants, represents and undertakes to the other that, in connection with the subject matter of this Master Offtake Agreement and each Subject Purchase Agreement, it, its Affiliates and its or their directors, officers, employees, agents, representatives and any other person acting on its or their behalf:

have complied with, and will comply with, all applicable laws, rules and regulations including, without limitation, sanctions, anti-corruption, anti-money laundering and tax laws; and

have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any government official or any private individual (i) for the purpose of inducing or rewarding that person’s improper performance of their relevant function, or (ii) that would be a breach of any applicable law.

22.	ENTIRE AGREEMENT

This Master Offtake Agreement and each Subject Purchase Agreement (including all Schedules and Annexes thereto) constitutes the entire agreement of the Parties and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

23.	FORCE MAJEURE

Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement except for any obligations of the Licensee to make payments to Licensor hereunder, when and to the extent such failure or delay is caused by or results from acts beyond the control of the impacted Parties (“Impacted Party”), including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labour stoppages or slowdowns, or other industrial disturbances; (h) telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials; and (i) other similar events beyond the control of the Impacted Party.

The Impacted Party shall give Notice within ten (10) days of the Force Majeure Event to the other Party (“Non-Impacted Party”), stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimised. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the Force Majeure Event.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

24.	GOVERNING LAW AND ARBITRATION

24.1 Governing Law:

This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore.

24.2	Arbitration

Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration in Singapore in accordance with the Singapore International Arbitration Centre (SIAC) Rules. The arbitration shall be conducted by a sole arbitrator appointed in accordance with the SIAC Rules. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding on both Parties. Each Party shall bear its own costs of arbitration, and the costs of the arbitrator shall be borne equally by the Parties, unless otherwise determined by the arbitrator.

IN WITNESS WHEREOF the Parties have executed this Master Offtake Agreement as of the Execution Date.

ACE RECYCLING PTE LTD

By:

Siddharth Roy
Business Director

The Owens Group (WA) Pty Ltd

By:

Paul Owens
Managing Director

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

ATTACHMENT A

Name Plate Capacity

Particulars	Annual Recycling Capacity
Total breaking capacity	15000 MT

Master Offtake Agreement shall be guided by actual operating capacity installed and operated by the Seller in Australia and cover any future expansions or modifications including but not limited to addition of equipment and/or technology for paste treatment, metallics treatment, refining, casting, alloying, lithium battery processing.

Any additional increase in the nameplate capacity will be documented and reflected in this Master Offtake Agreement as appropriate.

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778

ACE RECYCLING PTE LTD

APPENDIX I

SUBJECT PURCHASE AGREEMENT CONTRACT NO. XXX

This Subject Purchase Agreement is made on [Date] and forms integral part of the Master Offtake Agreement dated [Date], as amended, entered into between Offtaker/Marketer and Seller. In the event of any conflict between this Subject Purchase Agreement and the Master Offtake Agreement, the relevant provision of the Master Offtake Agreement will prevail unless the Subject Purchase Agreement expressly states the provisions of the Master Offtake Agreement that it is intended to supersede.

BETWEEN:	The Owens Group (WA) Pty Ltd
22 Delgado Parade ILUKA WA 6028

(hereinafter called “Seller ” and “ENECELL”)

AND:	ACE RECYCLING PTE LTD.
600 North Bridge Road, #11-08
Parkview Square, Singapore 188778

(hereinafter called “Offtaker/Marketer” and “Ace”)

WHEREAS Offtaker/Marketer and Seller agreed to the purchase the Product(s) [and/or By- Product(s)] based on the following terms.

End user:	[ ] – In case the purchase is not for its own consumption
Quantity:	[ ]
Product:	[ ]
Specification:	[ ]
Packing:	[ ]
Delivery:	[ ]
Delivery Terms:	[ ]
Price:	[ ]
Quotational Period:	[ ]
Payment:	[ ]
Title and Risk of Loss:	[ ]
Quality and weights:	[ ]
Other:	[ ]

AGREED:

Signed and Stamped:	Signed and Stamped:

----------------------------	-----------------------------

by its authorised signatory	by its authorised signatory

Name:	Name:

Stamp:	Stamp:

600 North Bridge Road, #11-08 Parkview Square, Singapore 188778